EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

SYMBOL TECHNOLOGIES, INC.,

MARVIN ACQUISITION CORP.

and

MATRICS, INC.

Dated as of July 26, 2004

TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A – Exhibit B – Exhibit C – Exhibit D –	Certificate of Incorporation of the Surviving Corporation Escrow Agreement Interim Financing Note Sales Forecasts

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2004 (the “Agreement”), among SYMBOL TECHNOLOGIES, INC., a Delaware corporation (“Parent”), MARVIN ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), MATRICS, INC., a Delaware corporation (the “Company”), and, as to Article IX and Section 10.2 of the Agreement only, Mark Ein, as the Shareholder Representative (the “Shareholder Representative”).

WHEREAS, the Boards of Directors of Sub and the Company have declared this Agreement to be advisable, and the Boards of Directors of Sub and the Company have each approved the merger of Sub with and into the Company and the Company becoming a wholly owned direct subsidiary of Parent (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (“DGCL”) upon the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company has received irrevocable written consents (the “Written Consents”) from the Principal Stockholders, who in the aggregate hold a majority of the voting power represented by all of the outstanding shares of the Company’s capital stock, pursuant to which the Principal Stockholders have (i) adopted this Agreement, (ii) approved of the transactions contemplated hereby and (iii) appointed the Shareholder Representative in accordance with Section 10.2 hereof; and

WHEREAS, as an essential inducement for Parent and Sub to enter into the Agreement, certain employees of the Company have entered into amendments to their existing nondisclosure agreements with the Company, each of which contains a noncompetition provision;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall have the meaning ascribed to such term in Section 6.3.

“Affiliate” shall have the meaning under Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Agreement” shall mean this Agreement and Plan of Merger, and all Schedules and Exhibits hereto, as amended, modified or supplemented, from time to time in accordance with the terms hereof.

“Applicable Escrow Remainder” shall mean, with respect to any Shareholder, the percentage of the Escrowed Funds remaining in the Escrow Account, if any, that such Shareholder shall be entitled to receive from the Shareholder Representative pursuant to the Escrow Agreement upon termination of the Escrow Agreement.

“Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” shall mean April 30, 2004.

“beneficial owner” with respect to any shares of Company Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

“By-laws” shall have the meaning ascribed to such term in Section 3.2.

“CERCLA” shall have the meaning ascribed to such term in the definition of “Environmental Laws.”

“Certificate of Incorporation” shall have the meaning ascribed to such term in Section 3.2.

“Certificate of Merger” shall have the meaning ascribed to such term in Section 2.2.

“CFCs” shall have the meaning ascribed to such term in the definition of “Hazardous Materials.”

“Closing” shall have the meaning ascribed to such term in Section 2.12.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning ascribed to such term in Section 2.8(a).

“Company” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Company Audited Financial Statements” shall have the meaning ascribed to such term in Section 6.9(b).

“Company Disclosure Schedule” shall mean the disclosure letter supplied by Company to Parent, dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations, warranties or covenants or other agreements of the Company contained in the section of this Agreement corresponding by number to such disclosure.

“Company Financial Statements” shall have the meaning ascribed to such term in Section 6.9(b).

“Company Material Adverse Effect” shall mean any change, event or effect that is or would be materially adverse to (i) the business, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or otherwise) or results of operations of the Company, but shall not include any change, event or effect attributable to (a) conditions affecting the EPC RFID industry as a whole, (b) the United States economy, (c) the United States securities or financial or capital markets or (d) the execution and announcement of this Agreement and the transactions contemplated hereby so long as in the case of each of (a), (b) and (c) the impact on the Company is not materially disproportionate to the effect on similarly situated Persons or (ii) the ability of the Company to perform its obligations hereunder.

“Company Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.3(a).

“Company Option” shall mean have the meaning ascribed to such term in Section 2.9(a).

“Company Owned Intellectual Property” shall mean all of the Intellectual Property owned by, under obligation or assignment to, or filed in the name of, the Company.

“Company Registered Intellectual Property” shall have the meaning ascribed to such term in Section 3.18(a).

“Company Stock” shall have the meaning ascribed to such term in Section 2.8(a).

“Company Stock Certificates” shall have the meaning ascribed to such term in Section 2.10.

“Company Unaudited Financial Statements” shall have the meaning ascribed to such term in Section 6.9(b).

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 6.1(b).

“Contingent Shares” shall have the meaning ascribed to such term in Section 2.6.

“Contracts” shall have the meaning ascribed to such term in Section 3.16.

“Control” (including the terms “controlled by” and “under common control with”) shall have the meaning under Rule 12b-2 promulgated under the Exchange Act.

“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), royalty, license, concession, charge, cost or reasonable out-of-pocket cost or expense of any nature (including costs of investigation), in each case, net of (i) any Tax benefit actually realized with respect to such amounts in the taxable year in which such amounts were incurred or in the reasonable discretion of the Purchaser, the reasonable value of any Tax benefits realized thereafter, and (ii) any cash insurance proceeds actually received by the Indemnitees, which proceeds actually received will be reimbursed by the Indemnitees by delivery of such proceeds to the Shareholder Representative (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds, including premium increases) for distribution to the Shareholders; provided that Damages shall not include exemplary, punitive, special, indirect, consequential, remote, or speculative damages (including, without limitation, any damages on account of lost profits or opportunities).

“Deposit Amount” shall have the meaning ascribed to such term in Section 2.6.

“DGCL” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Dissenting Shares” shall have the meaning ascribed to such term in Section 2.8(d).

“Effective Time” shall have the meaning ascribed to such term in Section 2.2.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to pollution or the preservation and protection of human health and the environment, including the manufacture, processing, distribution, use, treatment, storage, transport, handling, Release or threatened Release of, or exposure to, Hazardous Materials. Without limitation, the term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“EPCRA” shall have the meaning ascribed to such term in the definition of “Environmental Laws.”

“ERISA” shall have the meaning ascribed to such term in Section 3.10(a).

“Escrow Account” shall have the meaning ascribed to such term in Section 2.6.

“Escrow Agent” shall have the meaning ascribed to such term in Section 2.6(a).

“Escrow Agreement” shall have the meaning ascribed to such term in Section 2.7.

“Escrowed Funds” shall mean the Deposit Amount and the Indemnifification Escrow Amount, together with any interest or other income earned thereon, net of any expenses and costs associated therewith.

“Exchange Act” shall have the meaning ascribed to such term in the definition of “Affiliate.”

“Fee Real Property” shall have the meaning ascribed to such term in Section 3.27(a).

“Financial Statements” shall have the meaning ascribed to such term in Section 3.7.

“Financing Commitment Letter” shall have the meaning ascribed to such term in Section 4.5.

“generally accepted accounting principles” or “GAAP” means the generally accepted accounting principles and practices in the United States.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body and any court or other tribunal).

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the generation, use, handling or Release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; polychlorinated byphenyls, asbestos or asbestos-containing materials; urea formaldehyde, mold, chlorinated fluorocarbons (“CFCs”); and radon.

“HMTA” shall have the meaning ascribed to such term in the definition of “Environmental Laws.”

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness for borrowed money or issued in exchange or substitution for borrowed money (including amounts drawn against overdraft lines of credit), (b) all liabilities of such Person evidenced by any note, bond, debenture or other debt security, (c) all liabilities of such Person for the deferred purchase price of property with respect to which such Person is liable, contingently or otherwise, (d) all liabilities under capitalized or synthetic leases with respect to which such person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations another Person ensures a creditor against loss, and (e) all liabilities described in clauses (a) through (d) that are guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) and any fees, penalties or accrued and unpaid interest on the foregoing, including any pre-payment penalties and costs associated with pre-payment.

“Indemnification Escrow Amount” shall have the meaning ascribed to such term in Section 2.6.

“Indemnitees” shall mean the following persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective representatives of the persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the persons referred to in clauses (a), (b) and (c) above; provided, however, that no holders of Company Stock shall be deemed to be “Indemnitees.”

“Indemnitors” shall have the meaning ascribed to such term in Section 9.2(a).

“Indemnity Deductible” shall have the meaning ascribed to such term in Section 9.2(b).

“Intellectual Property” shall mean all U.S. and foreign intellectual property, including without limitation (i) all patents, patent applications, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, and (v) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, unpatented inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Interim Financing Note” shall have the meaning ascribed to such term in Section 6.12.

“IP Contested Matters” shall have the meaning ascribed to such term in Section 6.14.

“IP Licenses” shall have the mean all licenses, sublicenses, agreements, and permissions (as amended to date) pursuant to which the Company has the right to use the Intellectual Property of any third party.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of Piyush Sodha, Larry Blue, Rick Mora and Mohammad Solemani, and with respect to Parent, the actual knowledge of Mark Greenquist, John Bruno, Todd Hewlin and Peter Lieb.

“Leased Real Property” shall have the meaning ascribed to such term in Section 3.27(b).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Parent” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any change, event or effect that is or would be materially adverse to (i) the business, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or otherwise) or results of operations of Parent, but shall not include any change, event or effect attributable to (a) conditions affecting the industries in which Parent participates, (b) the United States economy, (c) the United States securities or financial or capital markets or (d) the execution and announcement of this Agreement and the transactions contemplated hereby so long as in the case of each of (a), (b) and (c) the impact on Parent is not materially disproportionate to the effect on similarly situated Persons or (ii) the ability of Parent to perform its obligations hereunder.

“Parent Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.2(a).

“Payment Schedule” shall have the meaning ascribed to such term in Section 6.8.

“Permitted Encumbrances” shall mean, with respect to the Company, (a) liens for Taxes not yet due and payable and Taxes that are being contested in good faith, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business consistent with past practice, (d) purchase money liens incurred in the ordinary course of business consistent with past practice and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances imposed on real property, in each case, which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the property upon which such encumbrance exists.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Plans” shall have the meaning ascribed to such term in Section 3.10(a).

“Present Value” shall have the meaning ascribed to such term in Section 6.14.

“Principal Stockholders” shall mean Novak Biddle Venture Partners; Carlyle Venture Partners II, L.P.; Polaris Venture Partners III L.P.; Venturehouse Group; William Bandy, Michael Arneson and Piyush Sodha.

“Property” shall mean all property owned and/or leased by the Company.

“Public Documents” shall have the meaning ascribed to such term in Section 4.7.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.6.

“PWC” shall have the meaning ascribed to such term in Section 6.9.

“RCRA” shall have the meaning ascribed to such term in the definition of “Environmental Laws.”

“Real Property” shall have the meaning ascribed to such term in Section 3.27(b).

“Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environment Law.

“Representatives” shall have the meaning ascribed to such term in Section 6.3.

“SEC” shall have the meaning ascribed to such term in Section 4.7.

“Securities Act” shall have the meaning ascribed to such term in Section 4.7.

“Series D Documents” shall have the meaning ascribed to such term in the Escrow Agreement.

“Share” shall mean one share of Company Stock issued and outstanding immediately prior to the Effective Time.

“Shareholder” shall mean an owner of shares of Company Stock issued and outstanding immediately prior to the Effective Time.

“Shareholder Representative” shall mean Mark Ein.

“SoleNet” shall have the meaning ascribed to such term in Section 3.10(f).

“SoleNet Employees” shall have the meaning ascribed to such term in Section 7.3(f).

“Stock Plans” shall have the meaning ascribed to such term in Section 2.9(b).

“Stock Rights” shall have the meaning ascribed to such term in Section 2.9(b)

“Sub” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other voting or economic equity interests.

“Surviving Corporation” shall have the meaning ascribed to such term in Section 2.1.

“Taxes” shall mean (i) all federal, state, local or foreign income, business, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, , customs duty, capital stock, stamp, transfer or recording, payroll, unemployment, disability, excise, production, value added, occupancy or other taxes, or similar governmental charge imposed by any taxing authority of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any liability for amounts described in clause (i) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any agreement, implied or express, to indemnify any Person for amounts described in clause (i).

“Tax Returns” shall mean all federal, state, local or foreign tax returns, tax reports, information statements and declarations of estimated tax required to be filed by or on behalf of the Company.

“Termination Date” shall have the meaning ascribed to such term in Section 9.1(a).

“Transaction Documents” means all agreements, documents and instruments required to be executed by Parent, Sub or the Company in accordance with the provisions of this Agreement.

“TSCA” shall have the meaning ascribed to such term in the definition of “Environmental Laws.”

“Written Consents” shall have the meaning ascribed to such term in the recitals of this Agreement.

ARTICLE II.

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger and agreed upon by the parties hereto) being the “Effective Time”).

SECTION 2.3 Effects of the Merger. The Merger shall have the effects as set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Certificate of Incorporation; By-Laws(a) . (a) At the Effective Time and without any further action on the part of the Company and Sub, the Certificate of Incorporation of the Surviving Corporation shall be as set forth on Exhibit A hereto until thereafter and further amended as provided therein and under the DGCL; provided that the name set forth in the Certificate of Incorporation shall be Matrics, Inc.

(b) At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

SECTION 2.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

SECTION 2.6 Purchase Price (a) . (a) The consideration for the Merger, subject to the provisions herein, shall be Two-Hundred-Thirty-Million Dollars ($230,000,000) (the “Purchase Price”).

(b) Upon the execution of this Agreement, (i) Parent shall deposit into an account (the “Escrow Account”) with JPMorganChase, or such similar financial services company as Parent and the Shareholder Representative may mutually agree, as Escrow Agent (the “Escrow Agent”), pursuant to the Escrow Agreement, $15,000,000 (the “Deposit Amount”), and (ii) the Company shall deposit with the Escrow Agent pursuant to the Escrow Agreement, the Series D Documents, including an unsigned stock certificate evidencing 2,691,355 shares of the Company’s Series D Preferred Stock (the “Contingent Shares”).

(c) In the event the Merger is consummated:

(i) the Deposit Amount shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to Parent;

(ii) the Series D Documents, including the Contingent Shares, shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to the Company;

(iii) following receipt of the Deposit Amount from the Escrow Agent, Parent shall deposit with the Escrow Agent $16 million (the “Indemnification Escrow Amount”) of the Purchase Price in cash to be held in accordance with the terms and conditions of the Escrow Agreement; and

(iv) the outstanding principal plus accrued and unpaid interest on the Interim Financing Note (the “Note Outstanding Balance”) shall be deducted from the Purchase Price; provided that (i) if a termination right pursuant to Section 8.1(f) has arisen, this Agreement is not terminated and the Merger is thereafter consummated, then the Note Outstanding Balance shall not be deducted from the Purchase Price and (ii) in the event either (A) a termination right pursuant to Section 8.1(g) has arisen or (B) the Merger is not consummated within five business days after the condition with respect to the HSR Act set forth in Section 7.1(c) shall have been satisfied, but, in either case this Agreement is not terminated and the Merger is thereafter consummated, then only fifty percent (50%) of the Note Outstanding Balance shall be deducted from the Purchase Price.

(d) In the event this Agreement is terminated pursuant to Section 8.1(a), (b), (c), (d), (e) or (h):

(i) the Deposit Amount shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to Parent;

(ii) the Series D Documents, including the Contingent Shares, shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to the Company; and

(iii) the Note Outstanding Balance shall be repaid in full in cash to Parent within ninety (90) days of such termination.

(e) In the event this Agreement is terminated pursuant to Section 8.1(f):

(i) the Deposit Amount shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and delivered to the Company; and

(ii) the Series D Documents, including the Contingent Shares, shall be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and delivered to Parent; and

(iii) the Note Outstanding Balance shall be repaid in full in cash to Parent within ninety (90) days of such termination.

(f) In the event this Agreement is terminated pursuant to Section 8.1(g):

(i) the Deposit Amount shall be either:

(A) released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to Parent if Parent does not notify the Company within 5 days of such termination that Parent will acquire the Contingent Shares in consideration for the Deposit Amount; or

(B) released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and delivered to the Company if Parent notifies the Company within 5 days of such termination that Parent will acquire the Contingent Shares in consideration for the Deposit Amount; and

(ii) the Series D Documents, including the Contingent Shares, shall be either:

(A) released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and returned to the Company if Parent does not notify the Company within 5 days of such termination that Parent will acquire the Contingent Shares in consideration for the Deposit Amount; or

(B) released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement and delivered to the Parent if Parent notifies the Company within 5 days of such termination that Parent will acquire the Contingent Shares in consideration for the Deposit Amount; and

(iii) the Note Outstanding Balance shall be repaid in full in cash to Parent within ninety (90) days of such termination.

SECTION 2.7 Escrow. The Indemnification Escrow Amount, together with any interest or other income earned thereon, net of any expenses and costs associated therewith shall be applied for the payment of any indemnification obligations of the Indemnitors (as defined herein) pursuant to this Agreement and otherwise administered pursuant to the Escrow Agreement of even date herewith by and among the Company, the Shareholder Representative, Parent and the Escrow Agent, attached hereto as Exhibit B (the “Escrow Agreement”). The parties hereby acknowledge and agree that the Escrowed Funds shall be treated as an installment obligation for purposes of Section 453 of the Internal Revenue Code of 1986, as amended, and no party shall take any action or filing position inconsistent with such characterization. For tax purposes, the Escrowed Funds and all earnings thereon shall be considered owned by Parent until distributed pursuant to the terms of this Agreement and the Escrow Agreement and reported as such for all tax reporting purposes, provided that that the Escrow Agent shall disburse to Parent out of the Indemnification Escrow Amount at such times as reasonably requested by Parent but in no event later than the Termination Date (as defined in the Escrow Agreement), an amount sufficient to pay taxes on such earnings (as reasonably determined by Parent and the Shareholder Representative), but in no event less than an amount equal to the product of 40% and the total amount of such earnings. The parties also agree, for all federal, state and local tax purposes, to treat all payments from the Indemnification Escrow Amount to the Indemnitees as an adjustment to, and reduction of, the Purchase Price paid in the Merger.

SECTION 2.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

(a) Conversion of the Company Stock. Subject to and in accordance with Sections 2.6 and 2.10 hereof, (i) each share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) or any shares of Common Stock to be cancelled pursuant to Section 2.8(b)) shall be cancelled and extinguished and be converted into the right, upon the surrender of the certificate representing such Common Stock, to receive the per share amount set forth on the Payment Schedule without any interest thereon, plus the Applicable Escrow Remainder, if any, upon termination of the Escrow Agreement; (ii) each share of the Company’s Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) or any shares of Series A Preferred Stock to be cancelled pursuant to Section 2.8(b)) shall be cancelled and extinguished and be converted into the right, upon the surrender of the certificate representing such Series A Preferred Stock, to receive the per share amount set forth on the Payment Schedule without any interest thereon, plus the Applicable Escrow Remainder, if any, upon termination of the Escrow Agreement; (iii) each share of the Company’s Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) or any shares of Series B Preferred Stock to be cancelled pursuant to Section 2.8(b)) shall be cancelled and extinguished and be converted into the right, upon the surrender of the certificate representing such Series B Preferred Stock, to receive the per share amount set forth on the Payment Schedule without any interest thereon, plus the Applicable Escrow Remainder, if any, upon termination of the Escrow Agreement; and (iv) each share of the Company’s Series C Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) or any shares of Series C Preferred Stock to be cancelled pursuant to Section 2.8(b)) shall be cancelled and extinguished and be converted into the right, upon the surrender of the certificate representing such Series C Preferred Stock, to receive the per share amount set forth on the Payment Schedule without any interest thereon, plus the Applicable Escrow Remainder, if any, upon termination of the Escrow Agreement. The Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall together mean “Company Stock.” As of the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right, upon the surrender of such certificate, to receive the Purchase Price for each share of such Company Stock in accordance with this Section 2.8, without interest.

(b) Cancellation of Treasury Stock. Each share of Company Stock that is (i) held in the treasury of the Company or (ii) owned by Parent or Sub, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Sub Common Stock. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall immediately thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, if the DGCL provides for appraisal rights for such shares of Company Stock in the Merger (“Dissenting Shares”), shall not be converted into a right to receive the Purchase Price unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal (or, if applicable, dissenter’s rights). If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal (or, if applicable, dissenters’ rights), such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Purchase Price without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or as required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.9 Treatment of Options and Other Equity Rights(a) . (a) At the Effective Time, all options to purchase Common Stock issued by the Company pursuant to the Stock Plans (as defined in Section 2.9(b)), whether vested or unvested and whether exercisable or unexercisable (each a “Company Option”) shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be cancelled. Neither Parent nor the Surviving Corporation shall assume any of the Company Options in connection with the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation without payment or consideration therefor, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, phantom shares, awards of restricted or deferred stock, warrants or other rights related to or denominated with reference to the securities of the Company (the “Stock Rights”) heretofore granted under any stock option, restricted stock or similar agreement, performance unit or similar plan, program, agreement or arrangement related to or denominated with reference to the securities of the Company (the “Stock Plans”).

(c) As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its subsidiary shall terminate as of the Effective Time and the Company shall ensure that following the Effective Time no holder of a Stock Right or any participant in any Stock Plans shall have any right thereunder to acquire capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries. The Company will take all necessary steps to ensure that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Stock Rights, other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof.

SECTION 2.10 Surrender of Shares of Company Stock; Stock Transfer Books(a) . (a) As soon as practicable (but no later than 10 days) after the Effective Time, Parent shall mail to each record holder of certificates representing Company Stock (the “Company Stock Certificates”) a letter of transmittal in a form approved by Parent and reasonably acceptable to the Shareholder Representative with instructions for use in surrendering the Company Stock Certificates to Parent in exchange for the right to receive cash pursuant to Sections 2.6, 2.7 and 2.8 above. Upon surrender to Parent of such Company Stock Certificates (or affidavit of loss or destruction in lieu thereof, including any suitable bond or indemnity that may be reasonably required by Parent), duly executed and completed to Parent’s reasonable satisfaction, Parent shall make payment to the persons entitled thereto by check or wire transfer, as set forth in the delivery instructions delivered by the Company, in the amount equal to the price to which such person is entitled pursuant to Section 2.8 hereof If payment is to be made to a person other than the registered holder of the Company Stock Certificate surrendered, it shall be a condition of such payment that the Company Stock Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Stock Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or Parent that such tax has been paid or is not applicable.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company that were outstanding immediately prior to the Effective Time.

(c) Notwithstanding the foregoing, neither Parent nor any party hereto shall be liable to any holder of Company Stock Certificates formerly representing securities of the Company for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 2.11 Withholding Rights. Parent and the Escrow Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement to the holders of securities of the Company such amounts as Parent and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent and the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of securities of the Company.

SECTION 2.12 Closing and Closing Date. Unless this Agreement shall have been terminated and the Merger contemplated hereby shall have been abandoned pursuant to the provisions of Section 8.1, the closing (the “Closing”) of this Agreement shall take place (a) at 10:00 a.m. (New York time) no later than the fifth business day after the condition with respect to the HSR Act set forth in Section 7.1(c) shall have been satisfied; provided that if such condition shall have been satisfied subject to contingencies imposed by any Governmental Body, then no later than the thirtieth (30th) day following the satisfaction of such condition or (b) at such other time and date as Parent and the Company shall agree (in either case, such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or such other location as Parent and the Company shall agree.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub that:

SECTION 3.1 Organization and Qualification. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in any such jurisdiction where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent complete and correct copies of its certificate of incorporation (as amended, the “Certificate of Incorporation”) and by-laws (the “By-laws”). Such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company has heretofore furnished to Parent copies of the minutes of all meetings or other actions of the Board of Directors (and all committees thereof) of the Company held or taken since July 1999 and, to the extent such minutes are not complete and correct, there have been no meetings or other actions of the Board of Directors (or any committees thereof) of the Company held or taken since July 1999 that are material and not reflected in such minutes.

SECTION 3.3 Capitalization(a) . The authorized capital stock of the Company consists of 104,206,256 shares, consisting of 62,000,000 shares of Common Stock of which 10,136,132 are issued and outstanding; 2,050,000 shares of Series A Preferred Stock of which 1,938,882 are issued and outstanding; 15,013,398 shares of Series B Preferred Stock of which 14,998,043 are issued and outstanding; 12,571,429 shares of Series C Preferred Stock of which 12,571,429 are issued and outstanding; 12,571,429 shares of Series C-1 Preferred Stock of which 0 are issued and outstanding and, upon the filing of the Eighth Amended and Restated Certificate of Incorporation, 2,691,355 shares of Series D Preferred Stock of which none are issued and outstanding. The outstanding Company Stock has been duly authorized, validly issued, fully paid and nonassessable and is not subject to preemptive (or similar) rights that have not been waived. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, (x) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Stock or any voting or equity securities or interests of the Company, (y) there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company and (z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, as of the date hereof, the Company does not, directly or indirectly, own or have the right to acquire any equity securities, or any securities convertible or exchangeable into equity securities, in any other corporation, partnership, joint venture or other business organization.

SECTION 3.4 Authority Relative to This Agreement. Except as set forth in Section 3.4 of the Company Disclosure Schedule: (i) the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

SECTION 3.5 No Conflict; Required Filings and Consents. Except as set forth in Section 3.5 of the Company Disclosure Schedule:

(a) The execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree of any Governmental Body applicable to the Company or by which its properties are subject (assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made), or (iii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could become a material default) or result in the loss of a material benefit under, or give rise to any material right of termination, amendment, acceleration or cancellation of, or require the consent of any third party, or result in the payment of any additional amounts or consideration that is material individually or in the aggregate other than fees, royalties or payments which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred, or result in the creation of a material lien or encumbrance on any of the properties or assets of the Company, other than Permitted Encumbrances, pursuant to any Contract.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require the Company to obtain or make any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) filings required in connection with or in compliance with the provisions of the HSR Act and (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL.

SECTION 3.6 Compliance. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company is in compliance with, and is not in default or violation of, the Certificate of Incorporation and By-Laws of the Company, and is, in material compliance with, and is not in material default or violation of, all laws, rules, regulations, orders, judgments and decrees of any Governmental Body applicable to it or by which any of its properties are subject. The Company has all material permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct its businesses as now being conducted and the Company has not received notice of any revocation or material modification of any such permit, license, authorization, consent or approval.

SECTION 3.7 Financial Statements(a) . (a) Section 3.7(a) of the Company Disclosure Schedule contains copies of the Company’s consolidated audited and unaudited financial statements (hereinafter collectively called the “Financial Statements”), which have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated, as follows: the audited balance sheets of the Company for the fiscal years ended 2001, 2002 and 2003 and the Balance Sheet, and, in each case, the related statements of operations and cash flows for the periods then ended. The Financial Statements fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby (subject to normal year-end adjustments and except that any unaudited financial statements do not contain all required footnotes, which will not be material, individually or in the aggregate), and correctly reflect and disclose all extraordinary items. Subject to the foregoing, and except (i) as set forth in Section 3.7 of the Company Disclosure Schedule, or (ii) as is necessary and required by new generally accepted accounting principles, there have been no material changes in accounting policies, practices or procedures of the Company since December 31, 2003. The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, the Company does not have any outstanding Indebtedness for borrowed money.

SECTION 3.8 Absence of Certain Changes or Events. Since April 30, 2004, except as set forth in Section 3.8 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been, with respect to the Company:

(i) any change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material loss, damage or destruction to, or any material interruption in the use of, the Company’s assets, taken as a whole (in each case, whether or not covered by insurance);

(iii) any material loss, damage or destruction to the PICA machinery;

(iv) except in the ordinary course of business, any lien or encumbrance of any kind on any of its properties or assets (whether tangible or intangible), other than Permitted Encumbrances;

(v) any general increase, or any announcement of any general increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to its employees, or any specific increase, or any announcement of any specific increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any director or any employee who, as of the date hereof, receives from the Company in excess of $50,000 base salary on an annual basis;

(vi) any payment of or any agreement to pay pensions, retirement allowances or other employee benefits to any director or employee, whether past or present;

(vii) the execution of any new employment, severance, consulting or other compensation agreement with any (a) director of the Company or (b) employee, consultant or other individual providing services to or on behalf of the Company who is entitled to receive $50,000 or more in compensation, annually;

(viii) any commitment to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or any amendment or commitment to amend any of such plans, funds or similar arrangements in existence on the date hereof;

(ix) any termination, discontinuance, closing or disposition of any facility or business operation, any layoffs of employees or implementation of any early retirement, separation or window program or announcement of any such action or program for the future;

(x) any declaration of a dividend or any payment or distribution in respect of, or any reclassification of, shares of its capital stock;

(xi) any amendment to its Certificate of Incorporation or By-laws, or any recapitalization, stock split, reverse stock split or similar transaction;

(xii) except in the ordinary course of business consistent with past practice: (a) other than pursuant to an agreement set forth in Section 3.16 of the Company Disclosure Schedule, any license, sale, assignment, pledge, or abandonment of any Company Owned Intellectual Property, in whole or in part, or (b) termination of any IP Licenses that would have otherwise been required to be disclosed on Section 3.16(l) of the Company Disclosure Schedule, in whole or in part;

(xiii) any capital expenditures, except those made in the ordinary course of business consistent with past practice which did not exceed $50,000 in the aggregate at any time;

(xiv) any premature termination of, material amendment to, or waiver of any material right or remedy under, any Contract set forth in Section 3.16 of the Company Disclosure Schedule or any Contract that would, if in effect as the date hereof, be required to be set forth in Section 3.16 of the Company Disclosure Schedule;

(xv) the making or rescinding of any material election relating to Taxes, the settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as required by applicable law or GAAP, the making of any material change to any of the Company’s methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent federal income Tax Return; or

(xvi) any agreement to do any of the foregoing.

SECTION 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no suits, claims, arbitrations, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that could reasonably be expected to result in a liability to the Company in excess of $100,000 or that in any way restrict the operation of the Company or that seek to prevent, enjoin, alter or delay any of the transactions contemplated hereby. The Company and its properties are not subject to any order, writ, judgment, injunction, decree, determination or award that in any way restricts the operation of the Company or that seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

SECTION 3.10 Employee Benefit Plans(a) (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-of-control, material fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other material compensation and benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, under which any current or former employee, consultant or director of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by the Company to its employees, consultants or directors in general concerning the extent of the benefits provided under a Plan; and (iv) for the two most recent years (as filed with any Governmental Body), the Form 5500.

(c) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of section 401(a) of the Code is so qualified, and no Plan is currently under audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation. With respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under section 4975 of the Code or section 406 of ERISA, which would subject the Company, the Surviving Corporation, any of their subsidiaries, Sub or Parent to any material taxes, penalties or other material liabilities under section 4975 of the Code or sections 409 or 502(i) of ERISA. No Plan provides for an increase in benefits on or after the Closing Date.

(d) No Plan is, or at any time was, subject to Title IV of ERISA, and neither the Company, nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of sections 414(b), (c), (m) or (o) of the Code), has incurred any liability under Title IV of ERISA and no condition exists that presents a material risk of incurring any such liability. Neither the Company, nor any member of its Controlled Group, has incurred any liability, and no condition exists that presents a risk of incurring such liability, in connection with any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA). Except as required by Section 4980B of the Code, no Plan provides medical or death benefits with respect to any employees of the Company beyond their retirement or other termination of employment. Any group health plan continuation coverage provided under any Plan is in material compliance with Section 4980B of the Code. No condition exists that would prevent the Company from amending any Plan. The Company does not maintain or otherwise have any liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangement.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee in connection with or as a result of the transactions contemplated by this Agreement, whether or not subject to Section 280G of the Code, and whether or not any further or subsequent event or action is required therefor. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any transaction contemplated hereby by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that provides for any “gross-up payment” relating to, or other payment of, or reimbursement by, the Company of any excise tax that may be imposed under Code Section 4999 as a consequence of the transactions contemplated hereby.

(f) Pursuant to the Company’s rights contained in Section 9.11 of the Consulting Agreement, dated as of August 14, 2003, by and between the Company and SoleNet, Inc. (“SoleNet”), the Company has exercised its option to hire the employees of SoleNet set forth in Section 3.10(f) of the Company Disclosure Schedule on substantially the same terms as similarly situated employees of the Company.

SECTION 3.11 Tax Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) All material Tax Returns that are required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects. The Company is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes owed by the Company which are or have become due (whether or not shown, or required to be shown, on a Tax Return) have been paid in full or an adequate reserve (in conformity with GAAP) has been established therefor and is reflected in the Financial Statements, and the unpaid Taxes do not exceed the amount of such reserve. The Company has not incurred any Taxes since the date of the most recent Financial Statements other than Taxes incurred in the ordinary course of business. There are no encumbrances with respect to Taxes upon any of the assets of the Company, other than Permitted Encumbrances.

(b) The Company has made available to Parent true and correct copies of all material Tax Returns of the Company relating to the taxable periods ending 2000, 2001 and 2002. No waivers of statutes of limitation with respect to any such Tax Returns have been given by or requested from the Company. The Company has not received written notice from any governmental agency in a jurisdiction in which the Company does not file a Tax Return stating that the Company is or may be subject to taxation by that jurisdiction.

(c) No material deficiencies for income Taxes or other material Taxes have been claimed, proposed or assessed in writing against the Company by any Taxing authority which have not been settled, and the Company has no Knowledge of any pending or threatened claim, proposal or assessment against the Company for any such deficiency for Taxes. To the Knowledge of the Company, there are no pending or threatened audits, investigations or other proceedings relating to any liability of the Company in respect of Taxes. None of the income Tax Returns or other material Tax Returns of the Company is currently being, or in the past five years has been, examined by the IRS or relevant state, local or foreign Taxing authorities. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code during the prior five years.

(d) The Company is not a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement, whether written or unwritten.

(e) The Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(f) None of the assets of the Company is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(g) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(h) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) The Company has not filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

(j) The Company has not agreed and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(k) The Company has not within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(l) The Company does not have any Subsidiaries.

(m) None of the Indebtedness of the Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(n) The Company has not entered into any transaction which is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4) or any similar transaction or a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 1.6112-1).

(o) The Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

SECTION 3.12 Environmental Matters. The Company and each of the Properties is and has been, while owned by the Company, operated and maintained in material compliance with all Environmental Laws, including the terms and conditions of all permits and licenses required of the Company pursuant to Environmental Laws. No Hazardous Materials are being or have been used, generated, stored, treated, transported, handled, Released, or threatened to be Released, by the Company at any property (whether or not currently owned or operated by the Company) except in compliance with Environmental Laws or in a manner which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect under any Environmental Law. To the Knowledge of the Company, no Hazardous Materials are being or have been Released, or are threatened to be Released, by any Person other than the Company at, on or under the Properties or at any other property which have come to be located at, on or under the Properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no pending notices of noncompliance, notices of violation, administrative actions, claims, lawsuits, or investigations directed at the Company or any of the properties of the Company, and the Company has received no other communications, regarding any violation, alleged violation, or potential liability under Environmental Laws that are, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect. The Company has not received any written notification of any allegation of any responsibility for any Release or threatened release of any Hazardous Materials at any location and the Company is not party to any agreement pursuant to which the Company has any indemnity or other continuing obligation with respect to any such Release, any condition resulting therefrom, or any actual or potential non-compliance with Environmental Law which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any Governmental Body relating to any Environmental Law which have not already been satisfied and discharged in all material respects. To the Knowledge of the Company, no Properties of the Company are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. There are no facts or circumstances that, to the Knowledge of the Company, would reasonably be expected to give rise to any violation of Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would materially interfere with the Company’s continued compliance with Environmental Law. None of the Properties or the assets of the Company will require a material capital investment in order to remain in compliance with Environmental Laws.

SECTION 3.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than Goldman, Sachs & Co.

SECTION 3.14 Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of Company Stock, voting together as a single class, and the affirmative votes of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding, voting together as a single class, are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement. The Written Consents delivered by the Principal Stockholders contemporaneously with the execution and delivery of this Agreement are sufficient to adopt this Agreement and approve the transactions contemplated by this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the holders of Company Stock, and (iii) recommended adoption of this Agreement by the Shareholders in connection with obtaining the Written Consents.

SECTION 3.15 No Commitments Regarding Future Products. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company’s customers from time to time test or evaluate products). The Company has provided Parent access to all reasonably requested information regarding all products in development (exclusive of mere enhancements to and additional features for existing products).

SECTION 3.16 Material Contracts. Section 3.16 of the Company Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements, in each case that is material to the Company, to which the Company is a party or is bound as of the date of this Agreement (“Contracts”) of the following categories, other than those listed in Section 3.10 of the Company Disclosure Schedule:

(a) all employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors of the Company or the Shareholders, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both;

(b) other than purchase orders issued in the ordinary course of business, Contracts involving future annual expenditures or liabilities of the Company in excess of $25,000 which are not cancelable (without penalty, cost or other liability in excess of $25,000) within ninety (90) days;

(c) promissory notes, loans, agreements, indentures, evidences of Indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, providing for aggregate payments by, or aggregate payments to, the Company in excess of $500,000 with respect to calendar year 2004 or $1,000,000 over the life of such Contract;

(d) agreements containing covenants limiting the freedom of the Company or, after the Merger, Parent or any of its affiliates, to engage in any line of business or compete with any person or operate at any location following the Effective Time;

(e) agreements requiring the Company to conduct business exclusively with one or more parties and, with respect to any such Contract;

(f) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any products on behalf of the Company (other than agreements with consultants and independent contractors involving annual payments by the Company of not more than $25,000);

(g) any Contract where the customer under such Contract is the United States federal government;

(h) any Contract pending for the acquisition, directly or indirectly (by merger or otherwise) of assets with fair market value or book value in excess of $50,000 (other than inventory) or capital stock of another person;

(i) any Contract containing “change of control” provisions which would be triggered upon the Merger;

(j) any Contract containing a “most favored nation” provision, whether any such provision addresses pricing, volume commitments, credit, payment terms, product scope or the like;

(k) all reseller agreements;

(l) all IP Licenses (other than “shrink wrap” end user licenses and similar generally available commercial binary code end user licenses that are not used for software development or in any products or services provided by the Company to customers);

(m) all original equipment manufacturing Contracts of any kind and all distribution Contracts providing for aggregate payments by, or aggregate payments to, the Company in excess of $50,000 with respect to calendar year 2004 or $500,000 over the life of such Contract; and

(n) any other agreement that is material to the conduct of the Company’s business or that was entered into outside the ordinary course of business consistent with past practice.

There are no contracts, plans, undertakings, commitments or agreements which are material to the Company other than those listed in Sections 3.3, 3.5, 3.8, 3.10(a), 3.15, 3.16, 3.17, 3.19 or 3.20 of the Company Disclosure Schedule. All reseller agreements listed on Section 3.16 of the Company Disclosure Schedule, conform in all material respects to the Company’s standard form reseller contract, a copy of which has been provided to Purchaser.

SECTION 3.17 Absence of Breaches or Defaults. The Company, is not in default under, or in breach or violation of, any Contract and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a material default under any Contract. To the Knowledge of the Company, no other party is in default under, or in breach or violation of, any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and is in full force and effect, in each case in all material respects. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any Indebtedness for borrowed money of the Company to accelerate, or which does accelerate, the maturity of such Indebtedness.

SECTION 3.18 Intellectual Property(a) . (a) Set forth on Section 3.18(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications (including as applicable for each item listed, the record owner, the jurisdiction, the application and registration numbers, the filing date, and the issuance date), (ii) trademark and service mark registrations and applications for registration thereof (including as applicable for each item listed, the record owner, the jurisdiction, the serial/application and registration numbers, the filing date, and the registration date), (iii) copyrights and mask work registrations and applications for registration thereof (including as applicable for each item listed, the record owner, the jurisdiction, the registration number, the filing date, and the registration date), and (iv) internet domain name registrations and applications and reservations therefore (including as applicable for each item listed, the record owner, the registrar, and the expiration date), in each case that constitute Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”).

(b) Except as disclosed in Section 3.16 or 3.18(b) of the Company Disclosure Schedule, with respect to each item of Company Registered Intellectual Property: (i) the Company is the sole owner and possesses legal title in and to the item in the listed country or jurisdiction, free and clear of any liens, pledges, and security interests, except for Permitted Encumbrances; (ii) the Company has not granted to any Person any license or option to purchase such item (except for customer end user licenses and licenses to contract manufacturers of the Company); and (iii) such item has not been cancelled, abandoned or made the subject of any opposition, cancellation, reissue, reexamination, interference or equivalent proceeding. All payments currently due to governmental agencies or other officially recognized registrars with respect to such Company Registered Intellectual Property, including, without limitation, maintenance and filing fees, have been made.

(c) Except as disclosed in Section 3.16(l) or Section 3.18(c) of the Company Disclosure Schedule, the Company has no current contractual obligation to pay any royalties or other consideration for any third party Intellectual Property incorporated into, or used in connection with the manufacture of, any of the Company’s products. Except as disclosed in Section 3.18(c) of the Company Disclosure Schedule, none of the material rights that the Company has under the Company Owned Intellectual Property will be changed by the consummation of the transactions contemplated by this Agreement.

(d) Except as disclosed in Section 3.18(d) of the Company Disclosure Schedule, the Company has not received any charge, complaint, claim, demand, or notice in writing from a third party during the past two (2) years, (or earlier, if not resolved) alleging that the Company in the conduct of its business infringes, misappropriates, or dilutes the Intellectual Property of a third party. To the Knowledge of the Company, except as disclosed in Section 3.18(d) of the Company Disclosure Schedule, during the past two (2) years (or earlier if not resolved) no third party has infringed upon, misappropriated, or diluted the Company Owned Intellectual Property.

(e) The Company has taken all commercially reasonable steps to assure that all employees, directors, and officers of the Company and any individual acting as an independent contractor hired by Company who have access to confidential information of the Company have a contractual or legal obligation of confidentiality to the Company with respect to such confidential information. The Company has taken all commercially reasonable steps to assure that all such employees, directors, and officers of the Company and individuals acting as an independent contractor hired by the Company who have contributed to or participated in the conception and development of the Intellectual Property claimed to be owned by the Company have an obligation to transfer rights for no additional consideration inventions, and authored works, whether or not patented, patentable, copyrighted or otherwise protectable under applicable laws, made during the course of their employment using resources of the Company, and to the Knowledge of the Company, except as set forth in Section 3.18(e) of the Company Disclosure Schedule, the Company has provided Parent with copies of all agreements with its employees, directors, and officers relating to the assignment of such inventions and authored works.

(f) Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, no government or university funding was provided indirectly or directly to Company for use in the creation or development of any Company Owned Intellectual Property.

(g) There are no agreements or legal obligations between the Company and any former or current employee, director, shareholder, or consultant of the Company pursuant to which such Person has the right to receive future royalty payments or other consideration with respect to any Company Owned Intellectual Property.

(h) To the Knowledge of Company, the Company’s use and dissemination of any and all data and information concerning users of its web sites is in compliance with all applicable privacy policies, terms of use, and laws. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or laws relating to the use, dissemination, or transfer of such data or information.

SECTION 3.19 Sufficiency of Assets. Other than with respect to Intellectual Property, the Company owns, licenses or leases all assets necessary for the conduct of its business as presently conducted and the Company’s assets in the aggregate, are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its businesses as presently conducted. The assets, both tangible and intangible (other than with respect to Intellectual Property), of the Company are sufficient in the aggregate for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule contains a complete list of all currently effective material policies or binders of insurance or programs of self-insurance which related to the Company and/or the properties leased by the Company. True and complete copies of all such insurance policies and binders have been made available for inspection by Parent prior to the date of this Agreement. The coverage under each such policy and binder is in full force and effect and no written notice of cancellation or non-renewal has been received by the Company. The Company is not in material default under any of such policies. To the Knowledge of the Company, except as set forth on Section 3.20 of the Company Disclosure Schedule, there are no material liabilities for which the Company is not insured. The Company has not been refused insurance by any insurance carrier to which it has applied for insurance for the period from January 1, 2000 until the Closing Date.

SECTION 3.21 No Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, asserted, liquidated, determinable or otherwise, other than the following (none of which liabilities set forth in (b) – (d) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect):

(a) liabilities fully reflected or provided for in the Financial Statements;

(b) current liabilities incurred in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, breach of warranty, infringement or violation of law) since the Balance Sheet Date;

(c) liabilities under Contracts set forth in Section 3.16 of the Company Disclosure Schedule or incurred in the ordinary course of business which are not required by United States generally accepted accounting principles to be reflected on a balance sheet;

(d) Permitted Encumbrances;

(e) as otherwise disclosed in Section 3.21 of the Company Disclosure Schedule; and

(f) liabilities not described in clauses (a) – (e) that would not, individually or in the aggregate, reasonably be expected to result in Damages suffered by the Company in excess of $150,000.

SECTION 3.22 Employee Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Except as set forth in Section 3.22 of the Company Disclosure Schedule, the Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other material payments to employees, and the Company is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long-term disability. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. To the Company’s Knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no employee of the Company has given written notice to the Company and, to the Company’s Knowledge, the Company is not otherwise aware, that any such employee intends to terminate his or her employment with the Company.

SECTION 3.23 Labor Relations. Except as set forth on Section 3.23 of the Company Disclosure Schedule: (a) no employee of the Company is represented by any labor union or other labor organization; (b) the Company has not engaged in any unfair labor practice with respect to the business of the Company and there is no unfair practice complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board the result of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company; and (d) there is no grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company regarding unfair labor practices or collective bargaining the result of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.24 Affiliate Transactions. Except as set forth in Section 3.24 of the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (a) officer or director of the Company or any of their immediate family members (including their spouses), (b) record or beneficial owner of five percent or more of the voting securities of the Company, or (c) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

SECTION 3.25 Customers. Section 3.25 of the Company Disclosure Schedule sets forth the names of the ten largest customers of the Company during the 12 month period ended June 30, 2004, and the Company has provided Parent the approximate amount during such period for which each such customer was involved to the extent that such disclosure does not violate the terms of any agreement to which the Company is bound. To the Knowledge of the Company, as of the date hereof, the Company has not received any written or oral notice that Wal-Mart Stores, Inc., Clark County, Nevada (in connection with the McCarran Airport) or Airport Authority of 1 Cheong Yip Road, Hong Kong International Airport (in connection with the Hong Kong Airport) has ceased, nor will cease, to use its products, equipment, goods or services, nor has substantially reduced, nor will substantially reduce, the use of such product, equipment, goods or services at any time.

SECTION 3.26 Suppliers. Section 3.26 of the Company Disclosure Schedule sets forth the names of the ten largest suppliers of the Company during the 12 month period ended June 30, 2004, and the Company has provided Parent the approximate amount during such period for which the Company was invoiced by each such supplier to the extent that such disclosure does not violate the terms of any agreement to which the Company is bound. To the Knowledge of the Company, as of the date hereof, the Company has not received any written or oral notice that Mstar Semiconductor Inc. or National Semiconductor Corporation will not sell raw material, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

SECTION 3.27 Real Property(a) . (a) Section 3.27(a) of the Company Disclosure Schedule sets forth the address or other description of each parcel of real property that the Company owns in fee and operates or conducts any part of business upon, together with all improvements, buildings and fixtures located thereon or therein (collectively, the “Fee Real Property”). With respect to the Fee Real Property: (i) the Company has good and marketable title, free and clear of all encumbrances other than Permitted Encumbrances; (ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Fee Real Property or any material portion thereof; and (iii) there are no outstanding options, rights of first refusal, rights of first offer, rights or reverter or other third party rights to purchase such Fee Real Property.

(b) Section 3.27(b) of the Company Disclosure Schedule sets forth the address or other description of each parcel of real property that the Company has valid leasehold interests in and to (the “Leased Real Property” and, together with the Fee Real Property, the “Real Property”). The Company has the right to quiet enjoyment of the real properties leased by it as tenant for the full term of the lease thereof to the extent provided in each such lease. Each lease or other contract or agreement referred to in Section 3.27(b) of the Company Disclosure Schedule is a legal, valid, binding and enforceable obligation of the Company, as applicable. There are no outstanding options or rights of any third person to acquire any such leased property or any interest therein. All leases, ground leases, subleases, licenses, options or other agreements of the Company, as applicable, as set forth in Section 3.27(b) of the Company Disclosure Schedule, are in full force and effect, and the Company, as applicable, is not in default under any such leases, ground leases, subleases, licenses, options or other agreements, and no condition exists which (with notice or lapse of time or both) would constitute a default thereunder, in each case, other than such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. With respect to each lease or contract, the other party to such lease is not an affiliate of the Company. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Company has not collaterally assigned or granted any other security interest in the Leased Property or any interest therein. Except for the Permitted Encumbrances, there exist no encumbrances affecting the Leased Real Property created by, through or under the Company.

(c) Except as listed on Section 3.27(c) of the Company Disclosure Schedule, the Company has not received written notice of any outstanding violation of any applicable Laws relating to any material part of the Real Property or the operation thereof or written notice of condemnation, special assessment or like, with respect thereto.

(d) The Real Property constitutes all of the real estate assets, rights, properties and services necessary to operate the business of the Company in all material respects as it currently conducted.

SECTION 3.28 Accounts Receivable. Except as set forth in Section 3.28 of the Company Disclosure Schedule, the accounts receivable reflected on the Balance Sheet result from bona fide transactions with third parties and are reflected on the Balance Sheet consistent with past practice and collection rates with respect to such accounts receivable considered as a whole, and no material portion of such accounts receivable or other debts is currently subject to any counterclaim or set-off except to the extent of any such provision or reserve.

SECTION 3.29 Royalties. Except as set forth in Section 3.29 of the Company Disclosure Schedule and except for payments of royalties or similar fees included in the Contracts listed in Section 3.16 of the Company Disclosure Schedule , the Company has no current contractual obligation to pay royalties or similar fees to any Person (including without limitation, to Telenexus, Inc. for rugged, stationary or hand-held readers). All royalties and other payments set forth in Section 3.29 of the Company Disclosure Schedule and all royalties and other payments arising in connection with the Contracts set forth in Section 3.16 of the Company Disclosure Schedule have been reserved for on the Balance Sheet.

SECTION 3.30 Information to Shareholders. None of the information regarding the Merger distributed to the Shareholders by the Company contained any statement that was (or is) inaccurate or misleading with respect to any material fact. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied (or to be supplied) by Parent or Sub which was included in any of the aforementioned documents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF

PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.1 Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as it is now being conducted.

SECTION 4.2 Authority . Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law).

SECTION 4.3 No Conflict; Required Filings and Consents(a) . (a) The execution, delivery and performance of this Agreement by Parent and Sub do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Sub, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree of any Governmental Body applicable to Parent or Sub or by which its or any of their respective properties are bound (assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made), or (iii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could become a material default) or result in the loss of a material benefit under, or give rise to any material right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Parent or Sub pursuant to any contracts (written or oral), plans, undertakings, commitments or agreements, in each case that is material to Parent, to which Parent is a party or is bound as of the date of this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the Merger by Parent and Sub do not and will not require Parent or Sub to obtain or make any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) filings required in connection with or in compliance with the provisions of the HSR Act and (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL.

SECTION 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub other than in connection with the Financing Commitment Letter and a fairness opinion delivered to the Board of Directors of Parent and to The Feder Group, LLC.

SECTION 4.5 Financing. Parent has received a commitment letter from a certain lender (the “Financing Commitment Letter”) committing such lender to provide to Parent financing for the transactions contemplated by this Agreement in an aggregate amount of $250,000,000, subject to the terms and conditions set forth therein (such financing, the “Debt Financing”). A copy of the Financing Commitment Letter has been provided to the Company. Upon the consummation of the Debt Financing on the terms and conditions set forth in the Financing Commitment Letter (without the waiver of any terms or provisions not consented to by Parent) or Parent otherwise obtaining an amount of financing not less than the amount contemplated by the Financing Commitment Letter, Parent will have on the Closing Date sufficient cash to consummate the transactions contemplated by this Agreement.

SECTION 4.6 Absence of Litigation. Other than as disclosed in the Public Documents, there are no suits, claims, arbitrations, actions, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent, or any properties or rights of Parent, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign that that seek to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Other than as disclosed in the Public Documents, Parent and its properties are not subject to any order, writ, judgment, injunction, decree, determination or award that seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

SECTION 4.7 Public Documents. Parent has filed with the Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements and other documents required by the Exchange Act to be filed by Parent since March 12, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Public Documents”). At the time filed (in the case of filings under the Exchange Act) or at the time declared effective (in the case of filings under the Securities Act of 1933, as amended (the “Securities Act”)), except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Public Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.8 The Stock Incentive Plans. Parent acknowledges that, consistent with Section 2.9, prior to the Effective Time, the Board of Directors of the Company (or if appropriate, any committee thereof) shall have acted to terminate the Matrics, Inc. Stock Incentive Plan and the Matrics, Inc. Advisors and Consultants Equity Plan (collectively, the “Stock Incentive Plans”), and that to the extent any option holder asserts any rights under the Stock Incentive Plans following the Effective Time, all liability resulting from any such claims will be borne by Parent.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as specifically contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise agree in writing in advance, the businesses of the Company shall be conducted only in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. By way of amplification and not limitation and except as specifically contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or agree, authorize or commit to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

(b) enter into, amend or terminate any original equipment manufacturing or distribution Contracts, or similar arrangements, of any kind;

(c) terminate or materially amend any relationships with the following customers: Wal-Mart Stores, Inc., (ii) Clark County, Nevada (in connection with the McCarran Airport) and (iii) Airport Authority of 1 Cheong Yip Road, Hong Kong International Airport (in connection with the Hong Kong Airport);

(d) terminate or materially amend any relationships with the following suppliers: Mstar Semiconductor Inc. and National Semiconductor Corporation;

(e) hire as an employee, or extend offers of employment to, any Person who is entitled to receive $50,000 or more in compensation, annually;

(f) mortgage, pledge or subject to liens or other encumbrances any of its assets, other than Permitted Encumbrances;

(g) except in the ordinary course of business consistent with past practice: (a) any license, sale, assignment, pledge, or abandonment of any Company Owned Intellectual Property, in whole or in part, or (b) termination of any IP Licenses required to be disclosed on Section 3.16(l) of the Company Disclosure Schedule, in whole or in part;

(h) (i) split, combine or reclassify any of the Company Stock; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of the Company Stock; (iii) issue or sell any additional Company Stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of the Company Stock or (iv) redeem, purchase or otherwise acquire directly or indirectly any of the Company Stock;

(i) assume, incur or guarantee any obligation or liability for borrowed money other than as permitted pursuant to Section 6.12;

(j) institute or change, or agree to institute or change, any bonus, stock option, profit sharing, pension, retirement or other similar arrangement or plan;

(k) increase the compensation payable or to become payable to any director, officer, employee or agent, except that such compensation may be increased if in accordance with a plan or policy of the Company effective before the date hereof and disclosed to Parent in writing before the date hereof;

(l) fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Company and its properties, assets and businesses, except for terminations that occur in the ordinary course of business and are renewed in connection therewith;

(m) enter into any agreement or contract so as to include, or amend any agreement or contract so as to include, any of the following provisions, or amend any of the following provisions to the extent contained in any agreement or contract: (i) any provision limiting the freedom of the Company (or Parent and its subsidiaries) to engage in any line of business or compete with any person or operate at any location following the Closing Date or (ii) any “change of control” provision which would be triggered upon the Merger, any sale of the Company or similar transaction;

(n) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as required by applicable law or GAAP, make any material change to any of the Company’s methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent federal income Tax Return;

(o) knowingly do any act or omit to do any act within its control which will cause a material breach of any representation, warranty or obligation contained in this Agreement;

(p) do any act that would be required to be disclosed on Section 3.8 of the Company Disclosure Schedule had such act been taken prior to the date hereof;

(q) authorize or agree to do any of the foregoing.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1 Access to Information; Confidentiality(a) . (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable advance notice, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, and other agents of Parent reasonable access during normal business hours to its officers, employees, auditors (which access to such auditors shall include access for the purpose of assisting Parent in the consummation of any financing undertaken by Parent in connection with the transactions contemplated hereby), legal counsel, properties, offices and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent through its officers, employees or agents may from time to time reasonably request, but solely to the extent that such access and disclosure would not (i) violate the terms of any agreement to which the Company is bound (provided that upon Parent’s request, the Company will use its best efforts to have such confidentiality restrictions waived or rescinded for the benefit of Parent), (ii) violate any law, (iii) result in any loss of attorney-client or other privilege, or (iv) significantly disrupt the Company’s operations. In addition, subsequent to the date of this Agreement, Parent and/or any of its subsidiaries may initiate communications with any officer or key employee of the Company for the purpose of addressing the prospective retention of such officer or employee following the Closing.

(b) Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information or data which is nonpublic in confidence on the same terms and conditions as the confidentiality provisions set forth in the Non-Disclosure Agreement, dated as of October 17, 2003, as amended from time to time, between the Company and Parent (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 6.1 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

SECTION 6.2 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.3 No Solicitation of Transactions. The Company agrees that neither it nor any of its officers, directors or affiliates shall, and that it shall direct and cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) (collectively, the “Representatives”) not to, directly or indirectly, initiate, solicit or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or (b) a purchase or sale of any of the assets or any of the voting securities of it (in either case, other than the Merger or as otherwise permitted by Section 5.1) (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its officers, directors or affiliates of it shall, and that it shall direct and cause its Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person (other than Parent and Sub) relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. In the event an Acquisition Proposal is made, the Company shall promptly notify Parent of such proposal, together with the name of such person and the material terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, prospective financing or similar transaction or arrangement and use commercially reasonable efforts to cause any parties with whom any such activities, discussions or negotiations have taken place to return or destroy all information regarding the Company shared with any such parties in furtherance of any such activities, discussions or negotiations. The Company agrees that it will use it commercially reasonable efforts to take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.3 of the obligations undertaken in this Section 6.3.

SECTION 6.4 Further Action. From the date hereof, upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date hereof, including but not limited to using all commercially reasonable efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Body and parties to contracts with the Company as are required for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; provided that Parent shall not be required to agree to material concessions, other than as set forth in Section 6.11(c).

SECTION 6.5 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange. Notwithstanding the foregoing, no party to this Agreement shall publicly disclose the Purchase Price or other financial terms of the Merger, except as the disclosing party may determine in good faith may be required by law or any listing agreement with an applicable securities exchange; provided that following public announcement of the Merger by Parent, the Principal Stockholders may disclose the Merger and the Purchase Price, in a form reasonably acceptable to Parent, to their investors.

SECTION 6.6 Termination of Stock Rights. Prior to the Effective Time, in the event reasonably requested by Parent or required by the Stock Rights or applicable law, the Company shall properly and timely provide to all holders of Stock Rights all notices regarding the treatment of Stock Rights and the actions set forth in Section 2.9 hereof. The Company shall have obtained an opinion from Vinson & Elkins L.L.P., counsel to the Company, to the effect that the options granted under the Stock Incentive Plans should terminate upon the Effective Time, and the optionees under such plans should not have any enforceable claims for continued vesting with respect to those options for matters occurring after the Effective Time.

SECTION 6.7 Indemnification of Company Officers and Directors; Insurance Policies(a) . (a) For a period of five (5) years from and after the Closing Date, Parent and the Surviving Corporation will indemnify (including advancement of expenses) and hold harmless the officers and directors of the Company (who were officers and directors of the Company as of the date hereof) to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or By-Laws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule, insurance policies or under applicable law for acts or omissions which occurred at or prior to the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the dater hereof by the Company for such insurance policies, as set forth on Section 6.7(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 250% of the Company’s current premium as set forth on Section 6.7(a) of the Company Disclosure Schedule, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Company’s current premium as set forth on Section 6.7(a) of the Company Disclosure Schedule. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by any Indemnitee (as defined below) pursuant to Article IX of this Agreement or any other agreement contemplated by this Agreement. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the Knowledge of the Company, no basis exists for any such claim for indemnification.

(b) The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, the officers and directors of the Company (who were officers and directors of the Company as of the date hereof) and his or her heirs and representatives. The rights of officers and directors of the Company (who were officers and directors of the Company as of the date hereof) under this Section 6.7 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable law or otherwise.

SECTION 6.8 Payment Schedule. Prior to the Closing Date, the Company and the Shareholder Representative shall prepare a schedule (the “Payment Schedule”) showing the amount of cash to be paid to each of the Shareholders as of the Effective Time. The Payment Schedule shall be delivered to Parent promptly after the date hereof and in no event later than two (2) business days prior to the Closing.

SECTION 6.9 Cooperation(a) . (a) The Company shall provide and shall cause its Affiliates to provide, reasonable assistance to Parent’s efforts to obtain financing, including facilitating customary due diligence and arranging for senior officers of the Company to meet with prospective lenders in customary presentations or to participate in customary road shows, in each case upon Parent’s request with reasonable prior notice and at Parent’s cost and expense. At Parent’s cost and expense, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause their respective accountants and attorneys to provide customary assistance in such financing.

(b) The Company will deliver to Parent and Sub (i) the audited balance sheets of the Company as at December 31, 2002 and December 31, 2003, and audited statements of income and cash flows of the Company for the twelve months ended December 31, 2001, December 31, 2002 and December 31, 2003, together with an opinion of the Company’s independent accounting firm, PricewaterhouseCoopers LLP (“PWC”), containing no exceptions or qualifications (collectively, such financial statements of the Company, together with the notes thereto, the “Company Audited Financial Statements”) and (ii) as soon as practicable following the completion of a review by PWC as provided in statement of accounting standards No. 100 but in no event later than 15 Business Days prior to the Closing Date, an unaudited balance sheet of the Company as at March 31, 2004 and an unaudited statement of income for the three months ended March 31, 2004 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements will be prepared in accordance with GAAP and Regulation S-X under the Securities Act.

(c) The Company will deliver to Parent and Sub, promptly upon their being prepared (and in any event no later than 45 days after the end of each calendar quarter), true and complete copies of the unaudited balance sheets and statements of income and cash flow of the Company as of each calendar quarter beginning with the calendar quarter ending on June 30, 2004 and unaudited balance sheets and statements of income and cash flow for the year-to-date period then ended along with comparative historical information for the preceding year (which shall have been reviewed by PWC as provided in statement of accounting standards No. 100 without exception or qualification, which review shall be at Parent’s expense).

SECTION 6.10 Discharge of Indebtedness. Prior to the Closing, the Company shall fully satisfy any Indebtedness for borrowed money of the Company and cause the release of all Liens in connection with such Indebtedness, and provide Parent with documentation, reasonably satisfactory to Parent, evidencing that neither of Parent nor the Company is or shall be subject to any liability or obligation with respect to such Indebtedness.

SECTION 6.11 HSR Act Review.

(a) As soon as reasonably practicable, but no later than thirty (30) days following the date of this Agreement, the parties shall make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the Transaction Documents. Thereafter, the parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Without limiting the foregoing, each of Parent and the Company shall use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Parent shall pay all application fees required in connection with any filings under the HSR Act.

(b) Parent and the Company shall each cause their respective counsel to furnish the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Parent and the Company shall each cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Body or staff members thereof, with respect to the transactions contemplated by this Agreement and the Transaction Documents, except for documents filed pursuant to Item 4(c) of the HSR Notification and Report Form or communications regarding the same, documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Parent’s or the Company’s negotiating objectives, strategies or purchase price expectations.

(c) Without limiting the provisions set forth above, each of Parent and the Company shall use its commercially reasonable efforts to take or cause to be taken actions necessary to obtain the termination of any waiting period under, or any consent, waiver, approval or authorization relating to, any antitrust or other regulatory laws (including the HSR Act) that is required for the consummation of the transactions contemplated hereby.

SECTION 6.12 Interim Financing Note. In the event the Company requires additional capital or financing between the date hereof and the Closing Date to fund its existing business plan, Parent agrees to lend the Company five million dollars ($5,000,000) (or any lesser amount requested by the Company), in accordance with the terms and conditions of the form of note set forth on Exhibit C hereto (the “Interim Financing Note”). In the event Parent breaches it obligations under this Section, the Company will be permitted, notwithstanding any provision of this Agreement to the contrary, to secure debt financing from third-parties up to an amount equal to five million dollars ($5,000,000) minus the amount actually loaned by Parent to the Company pursuant to this Section.

SECTION 6.13 Financial Statements and Reports. Within ten (10) days of the end of each month from the date hereof until the Closing, the Company shall provide Parent with an unaudited balance sheet of the Company as of the end of such month and the related statements of operations and cash flows for the periods then ended, each prepared in accordance with GAAP.

SECTION 6.14 Covenant Regarding IP Contested Matters. With respect to the IP Contested Matters, the Shareholders agree to hold harmless and indemnify the Company pursuant to the indemnification terms and conditions set forth in Article IX with respect to any reasonable and necessary attorneys fees and legal expenses incurred by the Company in connection with such IP Contested Matters and any Damages (including, for the avoidance of doubt, the Present Value of any ongoing royalties, license or other fees or concessions agreed to by Parent or the Company in connection with the resolution of any IP Contested Matter) that are directly or indirectly suffered or incurred by any of the Indemnitees as a result of such IP Contested Matters. “IP Contested Matters” means (a) all existing third party claims made against the Company with respect to Intellectual Property as of the date of this Agreement, which are set forth on Schedule 6.14; and (b) any third party claims made against the Company with respect to Intellectual Property owned by a third party that are pending as of the date hereof or that are asserted against the Company within one year of the Closing Date, whether or not the Company or Parent has Knowledge of such claims as of the date of this Agreement. “Present Value” means the present value for five (5) years worth of expenses to be calculated in accordance with the sales forecast presented by the Company to Parent, a copy of which is attached hereto as Exhibit D, and discounting such expenses using Parent’s weighted average cost of capital. The amount of the obligation of the Shareholders under this Section 6.14 shall be expressly limited and governed by the indemnification terms and conditions set forth in Article IX.

SECTION 6.15 Tax Matters. Immediately prior to the Closing the Company shall furnish to Parent a certification dated as of the Closing Date and in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII.

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following conditions:

(a) This Agreement shall have been adopted by the requisite vote of the holders of the Company Stock as set forth in Section 3.14;

(b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Body of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted; and

(c) The waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been earlier terminated.

SECTION 7.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following additional conditions:

(a) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date. The Company shall have received a closing certificate signed on behalf of Parent by an authorized officer of Parent (the “Parent Officer’s Certificate”) to such effect;

(b) The representations and warranties of Parent and Sub contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent in any case that such representations and warranties speak as of another date, in which case such representations and warranties shall be true as of that specific date); provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct in all respects, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a Parent Officer’s Certificate to such effect.

(c) Each of Parent, Sub and the Escrow Agent shall have executed the Escrow Agreement and such agreement shall be in full force and effect.

SECTION 7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver) at or prior to the Closing Date of the following additional conditions:

(a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date. Parent shall have received a closing certificate signed on behalf of the Company by an authorized officer of the Company (the “Company Officer’s Certificate”) to such effect.

(b) The representations and warranties of the Company contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent in any case that such representations and warranties speak as of another date, in which case such representations and warranties shall be true as of that specific date); provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct in all respects, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, further, that for purposes of this Section only, a Company Material Adverse Effect shall be deemed to be triggered if any change, event or effect contemplated by the definition of Company Material Adverse Effect would, individually or in the aggregate, reasonably be expected to result in Damages equal to $10 million or more, excluding any change, event or effect relating to (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3.25 or Section 3.26 hereof and (ii) any actual or threatened suit, action or proceeding by a third-party. Parent shall have received a Company Officer’s Certificate to such effect.

(c) At any time on or after the date of this Agreement there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) The lender under the Financing Commitment Letter shall have consummated the Debt Financing on the terms and conditions set forth therein (without the waiver of any terms or provisions not consented to by Parent) or Parent shall have otherwise obtained an amount of financing not less than the amount contemplated by the Financing Commitment Letter;

(e) As of the Closing, at least 75% of the workforce of the Company as of the date hereof (excluding employees who have been specifically excluded by the Purchaser in a writing delivered from the Purchaser to the Company prior to the date hereof but including those who have prior to the date hereof entered into amendments to their existing nondisclosure agreements with the Company, each of which contains a noncompetition provision) shall be employed by the Company;

(f) If requested by Parent prior to the Closing, the Company shall have, effective as of the Closing, properly terminated the Company’s contracts with each of Marubeni Corporation and Hitrax Co;

(g) Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Escrow Agreement;

(ii) written documentation reasonably satisfactory to Parent evidencing the Company’s discharge of all Indebtedness for borrowed money pursuant to Section 6.10; and

(h) There shall not be pending by any Governmental Body any suit, action or proceeding, (i) challenging or seeking to enjoin or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any material damages in connection with the transactions contemplated hereby, (ii) seeking to enjoin or prohibit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any significant portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to enjoin or prohibit Parent or any of its subsidiaries from controlling in any material respect the business or operations of the Company.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date (except as otherwise stated herein):

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before December 31, 2004 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(c) By either Parent or the Company if any court or other Governmental Body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(d) By the Company if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of Parent or Sub contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, or (ii) there shall have been a breach of any covenant or agreement on the part of Parent or Sub contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, which breach, in either case, shall not have been cured prior to 30 days following notice thereof; or

(e) By Parent if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, or (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied, which breach, in either case, shall not have been cured prior to 30 days following notice thereof.

(f) By either Parent or the Company in the event that the Financing Commitment Letter is terminated in accordance with the conditions set forth in clause (b) of the eighth paragraph thereof or any of paragraphs 6, 7, 10 of Exhibit B thereto thereof and Parent fails to arrange for a new financing commitment in the same or greater principal amount prior to such termination of the Financing Commitment Letter.

(g) By either Parent or the Company in the event that the Financing Commitment Letter is terminated in accordance with the conditions set forth in clause (c) of the eight paragraph thereof.

(h) By either Parent or the Company on the day that is five business days after the condition with respect to the HSR Act set forth in Section 7.1(c) shall have been satisfied, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement which would reasonably be expected to result in a closing condition not being satisfied.

SECTION 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 (a), (b), (c), (f) or (g), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 6.1(b) and 10.5 and Articles VII and VIII; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the Shareholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such Shareholders without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.4 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, subject to the requirements of applicable law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.1 Survival(a) . (a) The representations and warranties made by the Company set forth in Article III shall survive the Closing and shall expire on the first anniversary of the Closing Date (the “Termination Date”) and any liability of the Company with respect to such representations and warranties shall thereupon cease, provided that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Shareholder Representative a written notice alleging facts and circumstances that could reasonably be expected to cause the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company set forth in Article III (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Sub shall terminate and expire as of the Closing Date, and any liability of Parent or Sub with respect to such representations and warranties shall thereupon cease. The covenants and agreements of Parent, Sub or the Company, as the case may be, shall survive until the expiration of the time period for their performance as provided herein.

(b) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

SECTION 9.2 Indemnification(a) . (a) Subject to Section 9.4, from and after the Closing Date (but subject to Section 9.1(a)), the Shareholders (the “Indemnitors”), shall hold harmless and indemnify each of the Indemnitees from and against, and the Indemnification Escrow Amount shall be available to compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of: (i) any IP Contested Matters and any inaccuracy in or breach of any representation or warranty set forth in Article III (without giving effect to any Company Material Adverse Effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty), (ii) any breach of any agreement or covenant of the Company set forth in this Agreement, or (iii) any Legal Proceeding relating to any breach of the type referred to in clauses (i) or (ii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article IX). Notwithstanding anything to the contrary, amounts to be paid by the Indemnitors in connection with their indemnification obligations shall not exceed the Indemnification Escrow Amount.

(b) The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $1,000,000 in the aggregate (the “Indemnity Deductible”) and then liability for Damages in excess of the Indemnity Deductible shall be as follows: (i) the first $8,000,000 of Damages in excess of the Indemnity Deductible shall be borne 75% by the Indemnitors and 25% by the Surviving Corporation, (ii) the next $8,000,000 of Damages shall be borne 75% by the Surviving Corporation and 25% by the Indemnitors, (iii) the next $10,600,000 of Damages shall be borne 75% by the Indemnitors and 25% by the Surviving Corporation, and (iv) all additional Damages shall be borne by the Surviving Corporation. Notwithstanding anything to the contrary, in the event the matters set forth in Section 9.2(b) of the Company Disclosure Schedule (the “Schedule 9.2(b) Matters”) result in any liability for payment in excess of $100,000, up to $400,000 of such excess (the “Special Excess”) shall be paid by the Indemnitors, without being subject to the Deductible, as follows: the Special Excess shall be deemed to be paid from clause (iii) above such that the $10,600,000 set forth in clause (iii) above shall be recalculated to be an amount equal to (A) $8 million minus the Special Excess, divided by (B) 0.75, with the result of such recalculation then being borne 75% by the Indemnitors and 25% by the Surviving Corporation in accordance with clause (iii) above. In the event the Schedule 9.2(b) Matters result in any liability for payment, in the aggregate, in excess of $500,000 (such that the liability is in excess of the $100,000 and Special Excess amounts referred to in the previous sentence), all such amounts in excess of $500,000 shall be treated as Damages to be paid for in accordance with the first sentence of this Section, subject to the Indemnification Deductible and other limitations of the first sentence of this Section and the other provisions of this Article IX.

SECTION 9.3 Exclusive Remedy. WITH THE EXCEPTION OF CLAIMS BASED UPON FRAUD (IN WHICH CASE THE INDEMNITORS SHALL BE SEVERALLY BUT NOT JOINTLY LIABLE AND IN NO EVENT FOR AN AMOUNT IN EXCESS OF ANY CONSIDERATION ACTUALLY RECEIVED IN THE MERGER), FROM AND AFTER THE CLOSING, RECOURSE OF THE INDEMNITEES TO THE INDEMNIFICATION ESCROW AMOUNT PURSUANT TO THIS AGREEMENT AND THE ESCROW AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNITEES AGAINST THE COMPANY OR ANY OF THE COMPANY’S OFFICERS, DIRECTORS, REPRESENTATIVES OR AGENTS (WHO WERE OFFICERS, DIRECTORS, REPRESENTATIVES OR AGENTS OF THE COMPANY AS OF THE DATE HEREOF) FOR ANY DAMAGES INCURRED OR SUFFERED PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH OR ARISING OUT OF THE MERGER. ANY DISTRIBUTION OF A PORTION OF THE INDEMNIFICATION ESCROW AMOUNT TO SATISFY A CLAIM HEREUNDER SHALL BE DONE SO AS TO REDUCE THE INDEMNIFICATION ESCROW AMOUNT IN ACCORDANCE WITH THE ESCROW AGREEMENT. ANY AMOUNTS REMAINING OUT OF THE INDEMNIFICATION ESCROW AMOUNT UPON TERMINATION OF THE ESCROW AGREEMENT SHALL BE DISTRIBUTED TO THE INDEMNITORS IN ACCORDANCE WITH THE ESCROW AGREEMENT. THE AMOUNT OF INDEMNIFIABLE DAMAGES REQUIRED TO BE PAID BY THE INDEMNITORS TO THE INDEMNITEES FROM THE INDEMNIFICATION ESCROW AMOUNT SHALL BE REDUCED BY THE AMOUNT OF (OR IF ALREADY PAID TO THE INDEMNITEES, PROMPTLY REPAID TO THE INDEMNIFICATION ESCROW AMOUNT IN THE AMOUNT OF) ANY RECOVERIES ACTUALLY RECEIVED BY THE INDEMNITEES UNDER INSURANCE POLICIES OR VIA CONTRIBUTION OR OTHER RELATED PAYMENTS RECEIVED FROM THIRD PARTIES. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS ARTICLE IX SHALL BE CONSTRUED OR INTERPRETED TO REQUIRE ANY INDEMNITEE TO FIRST SEEK REIMBURSEMENT OF ANY DAMAGES INCURRED BY SUCH INDEMNITEE FROM ANY OTHER PERSON, INCLUDING WITHOUT LIMITATION UNDER ANY INSURANCE POLICIES. THE INDEMNITEES SHALL TAKE ALL REASONABLE ACTIONS REASONABLY NECESSARY TO MITIGATE ANY INDEMNIFIABLE DAMAGES IN CONNECTION WITH AN INDEMNITY CLAIM MADE PURSUANT TO THIS ARTICLE IX.

SECTION 9.4 No Contribution. No Indemnitor shall have any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

SECTION 9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, Parent or against any other Person) with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a) all reasonable out-of-pocket expenses relating to the defense of such claim or Legal Proceeding by counsel reasonably satisfactory to the Shareholder Representative shall be borne and paid exclusively from the Escrowed Funds;

(b) subject to any confidentiality restrictions to which any Indemnitor may be subject (provided that upon Parent’s request, any such Indemnitor will use its best efforts to have such confidentiality restrictions waived or rescinded for the benefit of Parent), each Indemnitor shall make available to Parent any documents and materials in his, her or its possession or control that reasonably may be necessary to the defense of such claim or Legal Proceeding; and

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the written consent of the Shareholder Representative; provided, however, that such consent shall not be unreasonably withheld.

(d) Parent shall give the Shareholder Representative prompt notice of the commencement of any such Legal Proceeding against Parent or the Company; provided, however, that any failure on the part of Parent to so notify the Shareholder Representative shall not limit any of the obligations of the Indemnitors under this Article IX (except to the extent such failure materially prejudices the defense of such Legal Proceeding). Parent shall conduct the defense of such claim or Legal Proceeding diligently and in good faith using all reasonable means and defenses available to it or to the Company. The Shareholder Representative shall have the right, if it so notifies Parent with reasonable promptness after receipt of Parent’s claim notice, to assist at its own expense and with counsel of its choice (in each case, consistent with Section 10.2) in the defense of such claim or Legal Proceeding by Parent (or in the case of a claim or Legal Proceeding against the Company, by the Company). In such event, Parent shall afford the Shareholder Representative and its counsel a reasonable opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense of such claim or Legal Proceeding. Parent shall keep the Shareholder Representative reasonably informed of the progress of any claim or Legal Proceeding and its defense, and shall with reasonable promptness provide the Shareholder Representative with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying claim or Legal Proceeding. Neither Parent nor any other Indemnitee may settle, adjust or compromise any claim or Legal Proceeding without the prior written consent of the Shareholder Representative (which consent may not be unreasonably withheld). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholder Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent. In such case, Parent or such other Indemnitee will cooperate in the defense of such claim or Legal Proceeding and will provide reasonable access to documents, assets, properties, books and records reasonably requested by the Shareholder Representative and to all officers, directors and employees reasonably requested by the Shareholder Representative for investigation, depositions and trial; provided, however, that the Shareholder Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Parent (which consent may not be unreasonably withheld).

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub:

Symbol Technologies, Inc.

One Symbol Plaza

Holtsville, New York 11742

Attention: General Counsel

Fax: (631) 738-5980

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Charles Nathan, Esq.

Fax: (212) 751-4864

if to the Company:

Matrics, Inc.

7361 Calhoun Place, Suite 250

Rockville, Maryland 20855

Attention: Chief Executive Officer

Fax:

with a copy to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, Floor 26

New York, New York 10103

Attention: Michael Swidler, Esq.

Fax: (212) 237-0100

SECTION 10.2 Shareholder Representative. Based on the approval and appointment set forth in the Written Consents, without any further act of any Shareholder being necessary, Mark Ein hereby accepts its appointment and agrees to act as the Shareholder Representative for the Indemnitors for purposes of all matters relating to Article IX hereof and the Escrow Agreement, including without limitation, the power to execute and deliver the Escrow Agreement on behalf of the Shareholders. The Shareholders shall be bound by all actions taken by the Shareholder Representative on all matters relating to Article IX hereof and the Escrow Agreement, and Parent shall be entitled to deal exclusively with the Shareholder Representative on all such matters and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder or Indemnitor by the Shareholder Representative with respect thereto, and on any other action taken or purported to be taken on behalf of any Shareholder or Indemnitor by the Shareholder Representative with respect thereto, as fully binding upon such Shareholder or Indemnitor. If a majority of the Principal Stockholders shall determine to remove the Shareholders’ Representative or the Shareholders’ Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders and Indemnitors, then the Shareholders shall, within ten days after such determination to remove, death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Shareholder Representative” in accordance with this Section 10.2. If for any reason there is no Shareholder Representative at any time, all references herein to the Shareholder Representative shall be deemed to refer to the Shareholders. The Shareholder Representative shall be reimbursed out of the Escrowed Funds for its reasonable out-of-pocket expenses incurred in connection with serving as the Shareholder Representative under this Agreement and the Escrow Agreement. The Shareholder Representative shall at all times act in his capacity as Shareholder Representative in a manner that the Shareholder Representative believes to be in the best interest of the Indemnitors. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative except for gross negligence, bad faith or willful misconduct on the part of Shareholder Representative. The Shareholder Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholder Representative shall not exercise any discretion or take any action. The Shareholders shall severally (but not jointly) indemnify Shareholder Representative and hold Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Shareholder Representative and arising out of or in connection with the acceptance or administration of Shareholder Representative’s duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by Shareholder Representative. Notwithstanding the foregoing, in no event shall any Shareholder be liable under this Section 10.2 for any amount in excess of any consideration actually received in the Merger. This Section 10.2 shall survive the termination of this Agreement.

SECTION 10.3 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, including the filing by Parent with the SEC of a Registration Statement on Form S-1.

SECTION 10.4 Fees And Expenses. Subject to Section 10.2, each party hereto shall bear its own costs, expenses and fees in connection with the Merger.

SECTION 10.5 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

SECTION 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 10.7 Entire Agreement; Assignment. This Agreement, together with the Escrow Agreement, the Written Consents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign all or any of their respective rights and obligations hereunder (i) to any lender providing financing in connection with the transactions contemplated hereby and (ii) to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any attempted assignment which does not comply with the provisions of this Section 10.7 shall be null and void ab initio.

SECTION 10.8 Parties in Interest. Except as expressly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

IN WITNESS WHEREOF, Parent, Sub, the Company and, as to Article IX and Section 10.2 of the Agreement only, Mark Ein, as the Shareholder Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized or have executed this Agreement, as the case may be, as of the date first written above.

SYMBOL TECHNOLOGIES, INC. By: /s/ William Nuti

Name: William Nuti Title: President and Chief Executive Officer

MARVIN ACQUISITION CORP. By: /s/ Mark T. Greenquist

Name: Mark T. Greenquist Title: President

MATRICS, INC. By: /s/ Piyush Sodha

Name: Piyush Sodha Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE (only as to Article IX and Section 10.2 of this Agreement) By: /s/ Mark Ein

Name: Mark Ein

NY\927909.15